Filed pursuant to Rule 433

Registration Statement Nos. 333-204638 and 333-209421

August 8, 2016

United Mexican States

Final Terms and Conditions

4.125% Notes due 2026

Reopening

Issuer:	United Mexican States

Transaction:	4.125% Notes due 2026 (the “2026 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S. $760,000,000.00

Expected Ratings:	A3(negative)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)

Maturity Date:	January 21, 2026

Pricing Date:	August 8, 2016

Settlement Date:	August 11, 2016 (T+3)

Coupon:	4.125%

Coupon Payment Frequency:	Semiannual

Issue Price:	108.831%, plus accrued interest from July 21, 2016. The amount of accrued interest on the 2026 Notes from July 21, 2016 to August 11, 2016 is U.S. $1,741,666.67.

Yield:	3.042%

Re-offer Spread over Benchmark:	145 bps

Reference Benchmark:	UST 1.625% due May 2026

Reference Benchmark Price and Yield:	100-09+; 1.592%

Interest Payment Dates:	January 21 and July 21 of each year, commencing January 21, 2017 (subject to interest payment date convention disclosed in the prospectus supplement)

Optional Redemption:	Make-Whole Call calculated at Treasuries +30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $827,115,600.00 (excluding accrued interest)

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.17%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	US91086QBG29

CUSIP:	91086Q BG 2

Common Code:	134892722

Joint Bookrunners /Allocation:	BBVA Securities Inc. Merrill Lynch, Pierce, Fenner & Smith	33.33%
	Incorporated	33.34%
	Credit Suisse Securities (USA) LLC	33.33%

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated August 8, 2016, for the 2026 Notes, is available from the Securities and Exchange Commission’s website at https://www.sec.gov/Archives/edgar/data/101368/000119312516674330/d238346d424b2.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at +1 212 728 1705, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at +1-800-294-1322, or Credit Suisse Securities (USA) LLC toll free at +1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Filed pursuant to Rule 433

Registration Statement Nos. 333-204638 and 333-209421

August 8, 2016

United Mexican States

Final Terms and Conditions

4.350% Notes due 2047

Issuer:	United Mexican States

Transaction:	4.350% Notes due 2047 (the “2047 Notes”)

Issue Currency:	U.S. Dollars

Issue Size:	U.S. $2,000,000,000.00

Expected Ratings:	A3(negative)/BBB+(stable)/BBB+(stable) (Moody’s/Standard & Poor’s/Fitch)

Maturity Date:	January 15, 2047

Pricing Date:	August 8, 2016

Settlement Date:	August 11, 2016 (T+3)

Coupon:	4.350%

Coupon Payment Frequency:	Semiannual

Issue Price:	99.735%, plus accrued interest, if any, from August 11, 2016

Yield:	4.366%

Re-offer Spread over Benchmark:	205 bps

Reference Benchmark:	UST 2.500% due February 2046

Reference Benchmark Price and Yield:	103-29+; 2.316%

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2017 (subject to interest payment date convention disclosed in the prospectus supplement). Interest accrues from August 11, 2016 (short first coupon).

Optional Redemption:	Make-Whole Call calculated at Treasuries +30 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	U.S. $1,994,700,000.00

Ranking:	Senior Unsecured

Governing Law:	New York law

Registration:	SEC Registered

Authorized Denominations:	U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof

Day Count:	30/360

Underwriters Discount:	0.19%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	US91087BAB62

CUSIP:	91087B AB6

Common Code:	147390700

Joint Bookrunners /Allocation:	BBVA Securities Inc. Merrill Lynch, Pierce, Fenner & Smith	33.33%
	Incorporated	33.34%
	Credit Suisse Securities (USA) LLC	33.33%

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016, accompanies this free writing prospectus and is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated August 8, 2016, for the 2047 Notes, is available from the Securities and Exchange Commission’s website at https://www.sec.gov/Archives/edgar/data/101368/000119312516674330/d238346d424b2.htm.

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at +1 212 728 1705, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at +1-800-294-1322, or Credit Suisse Securities (USA) LLC toll free at +1-800-221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.